EXHIBIT 107
Calculation of Filing Fee Tables
Form S-1
(Form Type)
Crown Electrokinetics Corp.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	20,000,000	$1.175	$23,500,000.00	$0.00015310	$3,597.85

Fees Previously Paid	-	-	-	-	-	-		-

Carry Forward Securities

Carry Forward Securities	-	-	-	-		-			-	-	-	-

	Total Offering Amounts					$23,500,000.00		$3,597.85

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$3,597.85

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.0001 per share (the “Common Stock”) of Crown Electrokinetics Corp. (the “Company”) that may become issuable upon any share split, share dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Company’s common stock on October 9, 2024.